EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New River Pharmaceuticals, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-121102 on Form S-8 of New River Pharmaceuticals Inc. and Subsidiaries of our report dated March 4, 2005, except as to note 13 to the consolidated financial statements, which is as of March 23, 2005, with respect to the consolidated balance sheets of New River Pharmaceuticals, Inc. and Subsidiaries as of January 2, 2005 and December 28, 2003, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the fiscal years ended January 2, 2005, December 28, 2003 and December 29, 2002, which report is included in the January 2, 2005 Annual Report on Form 10-K of New River Pharmaceuticals, Inc. and Subsidiaries.

/s/ KPMG LLP

Roanoke, Virginia

March 29, 2005